                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                Under the Securities Exchange Act of 1934
                             (Amendment No. 1)

                 Shopping.Com, a California Corporation
                 --------------------------------------
                              (Name of Issuer)

                 Common Stock, No Par Value Per Share
                 --------------------------------------
                       (Title of Class of Securities)

                                 82509Q106
                 --------------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                              Page 1 of  6  Pages
                                        ---

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CUSIP No. 82509Q106                 13G/A1                Page  2  of  6  Pages
          ---------                                            ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
                                        William D. Long
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
                      United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               265,101
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                11,000
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               265,101
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                11,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                       276,101
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                       Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                         6.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                         IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  6  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER

This statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, no par value per share (the "Common Stock" or the "Shares"), issued by Shopping.Com, a California Corporation (the "Company"), and is being filed pursuant to Rule 13d-1(c).
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 2101 East Coast Highway, Garden Level, Corona Del Mar, California 92625

-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING

This Schedule 13G is being filed by William D. Long & Kay K. Long TTEES UTD 12/31/86 FBO Long Family Trust (the "Long Family Trust"); William D. Long,
Ken Thomson, Edward Harris TTEES: BEK Investment Trust, dated 2/16/94 (the
"BEK Trust and collectively with the Long Family Trust, the "Trusts" and together with William D. Long, the "Reporting Persons"). The Reporting
Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13d-1(k)(1).
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The business address of each of the Reporting Persons is P.O. Box 522, Glenbrook, Nevada 89413.
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ITEM 2(C).  CITIZENSHIP

William D. Long is a United States citizen. The Long Family Trust was established under the laws of the State of California. The BEK Investment Trust was established under the laws of the state of Colorado.
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

Common Stock, No Par Value
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ITEM 2(E).  CUSIP NUMBER

82509Q106
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  OR (C) CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 18D);

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 USC 80a-3);

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

    If this statement is filed pursuant to Section 240.13d-1(c), check this box [X].

                                                          Page  4  of  6  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        118,301
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        3%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              118,301
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              118,301
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Exhibit 1 Joint Filing Agreement among the Reporting Persons pursuant to
          Rule 13(d)-1(f)(1)(iii)
Exhibit 2 Transactions of Reporting Persons since February 13, 1998
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
Not Applicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose and or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       WILLIAM D. LONG

                                       June 19, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ William D. Long
                                       ----------------------------------------
                                       (Signature)

                                       WILLIAM D. LONG
                                       ----------------------------------------
                                       (Name/Title)

                                                          Page  5  of  6  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        146,800
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        3.6%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              146,800
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              146,800
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Exhibit 1 Joint Filing Agreement among Reporting Persons pursuant to
          Rule 13(d)-1(f)(1)(iii)
Exhibit 2 Transactions of Reporting Persons since February 13, 1998
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
Not Applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       WILLIAM D. LONG & KAY K. LONG TTEES UTD
                                       12/31/86 FBO LONG FAMILY TRUST

                                       June 19, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ William D. Long
                                       ----------------------------------------
                                       (Signature)

                                       WILLIAM D. LONG/TRUSTEE OF LONG FAMILY
                                       TRUST
                                       ----------------------------------------
                                       (Name/Title)



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                                                          Page  6  of  6  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        11,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        .002%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              0
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              11,000
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              11,000
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not Applicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Exhibit 1 Joint Filing Agreement among the Reporting Persons pursuant to
          Rule 13(d)-1(f)(1)(iii)
Exhibit 2 Transactions of Reporting Persons since February 13, 1998
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
Not Applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       WILLIAM LONG, KEN THOMSON, EDWARD HARRIS
                                       TTEES: BEK INVESTMENT TRUST, UTD 2/16/94

                                       June 19, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ William Long
                                       ----------------------------------------
                                       (Signature)

                                       WILLIAM LONG/TRUSTEE OF BEK
                                       INVESTMENT TRUST
                                       ----------------------------------------
                                       (Name/Title)